Exhibit 99.1

Four Oaks Bank Appoints New President

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 2, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), is proud to announce that, effective March 31, 2015, David H. Rupp was appointed President of the Bank and of the Company. Ayden Lee, Jr., who has been serving as the President of the Company and the Bank, will continue to serve in his roles of Chief Executive Officer of the Company and the Bank and Chairman of the Board of Directors of the Company (the “Board”).

Mr. Rupp became the Bank’s Executive Vice President, Chief Operating Officer in September 2014 after serving as Senior Vice President, Strategic Project Manager since June 2014. He was also appointed to the Board on March 23, 2015. Prior to joining the Bank, he most recently served as Retail Banking and Mortgage President of VantageSouth Bank from 2012 to 2014. From 2009 to 2011, Mr. Rupp served as Chief Executive Officer of Greystone Bank and, from 2008 to 2009, he served as Senior Executive Vice President of Regions Financial Corporation. Prior to his employment with Regions Financial Corporation, Mr. Rupp held various positions at Bank of America and First Union Corporation.

“We’re fortunate to have found such an experienced and strong executive in David. In a period of the bank’s long history marked by exciting events, his appointment to the position of President of our company is one more example of our board’s commitment to embracing change in our path towards a very bright future,” said Mr. Lee.

Four Oaks Bank & Trust Company is a state chartered bank headquartered in Four Oaks, North Carolina, where it was chartered in 1912. The wholly-owned subsidiary of Four Oaks Fincorp, Inc., the single bank holding company trading under the symbol FOFN on the OTCQX Marketplace, the Bank had $820.8 million in assets as of December 31, 2014. The Bank presently operates thirteen branches located in Four Oaks, Clayton, Garner, Smithfield, Benson, Fuquay-Varina, Holly Springs, Wallace, Harrells, Zebulon, Dunn and Raleigh and loan production offices in Southern Pines and in Raleigh, North Carolina.

CONTACT:
Four Oaks Bank & Trust
Pam Ashworth, Vice President, Marketing
919-255-7662